Exhibit 6.13

CPE SALE CONTRACT

EATEL	[Eatel Logo	]
913 South Burnside Avenue Gonzales, Louisiana 70737-4258	Total Communication Solutions

This agreement is made as of the 25th day of April, 2000, by and between MD Technologies, hereinafter referred to as “Customer”, and EATEL Business Systems, A Division of Eatel Technology Outlet, Inc. (hereinafter referred to as “EATEL Business Systems”) as follows:

Now, therefore, in consideration of the premises and the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1. Undertaking of EATEL Business Systems. EATEL Business Systems will provide and install to Customer the facilities, services, and features as set forth in Exhibit ‘A’ attached hereto upon the terms and conditions hereinafter set forth in this agreement.

2. Undertaking of Customer. The Customer will trade with EATEL Business Systems as provided herein, from and after the in service date hereinafter described, at the rate set forth on Exhibit ‘A’ hereto, and at such rates as may be adjusted and provided for in accordance with this agreement.

3. In service Date. EATEL Business Systems will provide service to Customer commencing on the in service date. The in service date is the date that EATEL Business Systems, as provided hereunder, has fully installed, tested, and has certified to the Customer by its telephone company that the system is available for service.

4. Services Provided. EATEL Business Systems will provide the Customer the services as outlined on Exhibit ‘A’. The prices set forth on the exhibit shall include installation and wiring. The system shall be covered by a one year warranty of any failure due to defective parts or workmanship (including parts and labor, except for acts of God). This does not include moves, changes and\or additions to the telephone system. EATEL Business Systems shall be authorized to perform work as set forth in Exhibit ‘A’.

5. Cancellation. If the Customer cancels this agreement before the in service date, the Customer shall reimburse EATEL Business Systems for all expenses theretofore incurred by EATEL Business Systems in purchasing, installing, engineering and designing facilities and equipment and otherwise performing or preparing to perform by EATEL Business Systems pursuant to this agreement.

6. Force Major. No party will be in default of any provision of this agreement for delays and performances resulting from strikes, riots, lock-outs, acts of God, or civil or military authority, fire, flood, tornadoes, epidemics, or other disasters, or events or acts beyond the reasonable control and without negligence of the party. Time to perform is extended by the-time of delay.

7. Disclaimer of Warranties, Limitation of Liability, and Exclusive Remedy. EATEL Business Systems makes no warranty or representation whatsoever, except as specifically set forth herein, express or implied, in respect to the services as outlined on Exhibit ‘A’, facilities and features, either as to fitness, design, manufacture, or condition, the quality of the material or workmanship therein, including, without limitation, warrants of merchantability and/or fitness for a particular purpose, all of which are hereby expressly excluded and disclaimed. In the event of any claim by the Customer for damages associated with the installation, maintenance, repair or restoration of service, the liability of EATEL Business Systems shall in no event exceed the proportionate charges for the period of days in the portion of said service, facilities, or features as were unavailable or inoperative. EATEL Business Systems shall in no event be liable for a special, incidental, or consequential damages.

8. Attorney’s Fees for Collection. If EATEL Business Systems is required to hire or pays money to someone else to help enforce this agreement or to collect any indebtedness, the Customer hereby agrees to pay EATEL Business Systems attorney’s fees and legal expenses for bankruptcy proceedings, (and including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post judgement collection services. Customer agrees to pay court costs, in addition to all of the sums provided by law.

9. Choice of Law. The terns of this agreement shall be construed and enforced pursuant to the laws of the State of Louisiana. Furthermore, the appropriate venue for any action on this contract, including, but not limited to, the collection of costs owed thereunder shall be in Ascension Parish, Louisiana.

In witness whereof,

EATEL BUSINESS SYSTEMS, A Division of Eatel Technology Outlet, Inc.

/s/ William D. Davis	/s/ Haggai Davis

CUSTOMER

VP R&D	Sales Manager, BR

TITLE	TITLE

4/25/00	25 APR 2000

DATE	DATE

EXTRAS

		Monthly
Toll Restrictions?	Option 1	$3.92	Blocks 0, 00, 0+, 1+, 976, (1=/0+), 411, 01+, 1

	Option 4	$0.00	Blocks 976, 1+900 calls

List of additional features, abbreviations and cost per month:

Call Forward	CF	$2.95
Call Forward Don’t Answer	CFDA	$2.95
Call Forward Group Don’t Answer	CFGDA	$2.95
Call Forward Busy	CFB	$2.95
Caller ID Deluxe	CID	$10.00
Call Waiting	CW	$4.20
Voice Mail	VM	$12.95
Voice Mail Dialout	VMDO	$4.45

Call Forward Multi Path	CFVS	$3.00

Additional Listing(s)
Non Published Number		$3.13
Non List Number		$1.95

T-1 Install & Monthly Charges	How Many	Install Fee W = Waived	Monthly Charge	Total Charge
T-1 Access			$127.08
Installation Charge = $200.00
Voice Channels (includes touchtone and hunting)			$29.30
1st line Installation Charge = $85.00
2nd line Installation Charge = $32.00
DID Trunk(s) Monthly			$58.60
DID 20# Group ($3.40 each group)			$3.40
DID Number Groups Install = $480.00

Channel Bank			$100.00

Data Options
Installation Charge = $300.00
128k DN4A 2 channels			$299.95
256k DN5A 4 channels			$599.95
512k DN6A 8 channels			$799.95
768k DN7A 12 channels			$999.95
Full T-1 Internet Access	Total Set-Up Fee		Total Recurring	$1295.00

Equipment Purchase	How Many?	Install Charge	Price	Total Purchase
TCP/IP Router

Was a Static IP Address request form filled out with this order? Yes ☐    No ☐

DIRECTORY INFORMATION

Please list how the customer wants to be listed in his home directory. Please include all captions, additional